2021 PARENT-BASED AWARD PROVISIONS
As of March 15, 2021, the Board of Directors of Protective Life Corporation (the “Company”) granted you a cash denominated award (“Parent-Based Award”) under the Protective Life Corporation Long-Term Incentive Plan (the “Plan”) that, subject to the satisfaction of the applicable terms and conditions related to such Parent-Based Award, including, but not limited to, the satisfaction of the applicable service vesting conditions specified below, will entitle you to receive a cash amount determined in the manner described below. You have also received a Parent-Based Award Letter (“Award Letter”), which together with these 2021 Parent-Based Award Provisions (“Provisions”) and the Plan, constitutes your full award.
1.    Award.
(a)General Provisions. The Initial Value and the Date of Grant of the Parent-Based Award are set forth in your Award Letter.
(b)Definitions. Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Plan.
2.    Vesting and Payment of Parent-Based Award.
(a)General Vesting Rule. Unless vested on an earlier date as provided in these Provisions or the Plan, your Parent-Based Award will vest on December 31, 2023 (collectively, the “Regular Vesting Schedule”), subject to your continued employment through such date (except as otherwise provided in Section 4 below).
(b)Payment of Parent-Based Award.
(i)Regular Vesting. If your Parent-Based Award becomes vested in accordance with Section 2(a), it will be settled in cash following (but not later than the March 15 immediately following) the date as of which such Parent-Based Award becomes vested. Such amount payable will be calculated in accordance with Section 2(b)(iii) below.
(ii)Early Vesting. Any Parent-Based Award that becomes vested under Section 4 by reason of your termination of employment prior to the date such Parent-Based Award would otherwise have become vested pursuant to Section 2(a) (“Early Vesting”) shall nonetheless be settled in cash following (but not later than the March 15 immediately following) the date as of which such Parent-Based Award would have become vested (but for such Early Vesting) if you had remained in the Company's employment through the applicable date specified in Section 2(a). Such amount payable will be calculated in accordance with Section 2(b)(iii) below.
(iii)The aggregate amount payable in respect of any vested Parent-Based Award under Section 2(b)(i) or (ii) shall be equal to the percentage of such Parent-Based Award that has become vested multiplied by the product of the Initial Value and Parent Stock Percentage.
3.Change in Control.
1.In the event of a Company Change in Control, all of your Parent-Based Award will immediately vest and shall be settled in cash, based on the Parent Stock Percentage, but the Final Parent Stock Value shall be determined based on the average of the closing prices of the Parent common stock on all trading days during the 30-calendar day period ended on the date on which the Company Change in Control occurs. Payment of the amount so determined will be paid within 60 days following the date on which the Company Change in Control occurs.
2.In the event of a Parent Change in Control that results in the common stock of Parent no longer being actively traded on a public securities exchange, all of your Parent-Based Awards shall be converted to Restricted Units as of the date of the Parent Change in Control. Such conversion to Restricted Units shall be effected in the manner described below. First, the dollar value of your Parent-Based Awards shall be determined as of the Parent Change in Control, with the Final Parent Stock Value used to determine the Parent Stock Percentage determined using the average of the closing prices of the Parent common stock on all trading days during the 30-calendar day period ended on the date on which the Parent Change in Control occurs. The resulting dollar value of the Parent-Based Awards shall then be converted into Restricted Units by dividing such dollar value by the PL Tangible Book Value Per Unit determined as of the most recently reported quarterly balance sheet preceding the Parent Change in Control. Notwithstanding the foregoing, all terms and provisions of the Parent-Based Award Agreement shall otherwise be maintained, including, but not limited to, the vesting schedule and payment timing provisions of such agreement.
3.Termination of Employment.
(a)Death, Disability or Normal Retirement. If your employment is terminated by death, Disability or Normal Retirement, your Parent-Based Award will immediately vest in full.
(b)Early Retirement. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment with the Company and its Subsidiaries terminates due to Early Retirement, a pro-rated portion of your Parent-Based Award will immediately vest based on a fraction, the numerator of which is the number of complete and partial calendar months between January 1, 2021 and your Early Retirement date, and the denominator of which is 36. Any portion of your Parent-Based Award that does not vest upon your Early Retirement pursuant to the preceding sentence will be forfeited.
(c)Special Termination. If your employment is terminated by reason of (1) the divestiture of a business segment or a significant portion of the assets of the Company, or (2) a significant reduction by the Company in its salaried work force, the determination of whether, to what extent, and on what conditions any payment shall be made with respect to any unvested portion of your Parent-Based Award shall be at the discretion of the Committee. Any portion of your Parent-Based Award that the Committee determines is not eligible for payment under this Section 4(c) shall be forfeited as of the date your employment terminates.
(d)Other Termination. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for any reason not set forth in Sections 4(a), (b) or (c) prior to the applicable vesting date specified in Section 2(a), the unvested portion of your Parent-Based Award will be forfeited.
(e)Termination for Cause. Unless the Committee determines to provide for treatment that is more favorable to you on such terms and conditions as the Committee may determine, if your employment is terminated for Cause prior to the date your Parent-Based Award is paid pursuant to Section 2(b), all of the vested and unvested portions of your Parent-Based Award will be forfeited.

5.    Federal Income Tax Consequences.
(a)General. The following description of the federal income tax consequences of the Parent-Based Award is based on currently applicable provisions of the Code, and is only a general summary. The summary does not discuss state and local tax laws, which may differ from the federal tax law, or federal estate, gift and employment tax laws. You are urged to consult with your own tax advisor regarding the application of the tax laws to your particular situation.
(b)Grant of Parent-Based Award. This Parent-Based Award grant will not subject you to federal income tax.
(c)Payment of Parent-Based Award. You will recognize ordinary income for federal income tax purposes on the payment date. The amount of income recognized will be equal to the aggregate amount of cash paid. Notwithstanding the foregoing, if you have made an effective election under the Company's Deferred Compensation Plan for Officers (“Deferred Compensation Plan”), the taxation of such deferred amount will be handled as discussed in Section 5(d).
(d)Deferred Compensation Plan. To the extent eligible, you may elect to defer payment in respect of your vested Parent-Based Award, and the recognition of taxable income with respect to such payment, by making deferral elections under the Deferred Compensation Plan. If you make effective deferral elections, you will recognize ordinary income when the amount derived from the deferred portion of your Parent-Based Award payment is paid from the Deferred Compensation Plan, in an amount equal to the amount of cash paid. If eligible, you will be provided with more information about this deferral opportunity and the Deferred Compensation Plan.
(e)ERISA. Neither the Plan nor this Parent-Based Award is qualified under Section 401(a) of the Code and neither is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
6.    Tax Withholding. The Company will withhold an amount in cash sufficient to satisfy any applicable federal, state and/or local tax withholding obligations attributable to your Parent-Based Award, whether under this Plan or under the Deferred Compensation Plan, if you have made deferral elections under that plan in respect to your Parent-Based Award.
7.Non-transferability of Parent-Based Award. Your Parent-Based Award may not be assigned, pledged, or otherwise transferred, except upon your death by the laws of intestacy or descent and distribution.
8.Beneficiary Designations. You may name a beneficiary or beneficiaries (who must be members of your family and who may be named contingently or successively) with respect to your rights under the Plan and this Parent-Based Award (including the right to receive any payment in respect of your Parent-Based Award after your death) by submitting a written beneficiary designation in a form acceptable to the Company. Any such designation will be effective only when filed with the Company's Chief Financial Officer and Controller (or such other person as the Company may designate) before your date of death, and will (unless specifically set forth therein) revoke all prior designations. If there is no beneficiary designation in effect on the date of your death, your beneficiary will be your surviving spouse or, if you have no surviving spouse, your estate.
9.Administration of the Plan. The Committee has full power to administer and interpret the Plan and these Provisions and to adopt such rules and regulations consistent with the terms of the Plan as the Committee deems necessary or advisable in order to carry out the provisions of the Plan. Except as otherwise provided in the Plan, the Committee’s interpretation and construction of the Plan and these Provisions and its determination of any conditions applicable to Awards or the granting of Awards to specific Participants is conclusive and binding on all Participants.
10.Amendment. By action of the Board or the Committee, the Company may from time to time amend, terminate or discontinue the Plan and/or these Provisions in accordance with the terms of the Plan in effect at the time of the amendment, but no amendment, termination or discontinuance of these Provisions or the Plan will unfavorably affect any Parent-Based Award previously granted.
11.Effect on Employment and Other Benefits. Receipt of a Parent-Based Award under the Plan does not give any Participant any right to receive awards in the future or to continue in the employ of the Company and its subsidiaries, and Parent-Based Award recipients are subject to discipline and discharge in the same manner as any other employee. Subject to the terms of the applicable plans, income recognized as a result of any payment in respect of Parent-Based Awards will not be included in the formula for calculating benefits under the Company's Pension Plan, 401(k), and disability plans.
12.Cooperation in Litigation. By accepting a Parent-Based Award subject to the Plan, you agree that after your employment terminates (regardless of the reason), you will cooperate fully with the Company in connection with any current or future claims, lawsuits, arbitrations, proceedings, examinations, inquiries or investigations involving the Company that relate to your service with the Company. This includes being available on reasonable notice for interviews and other communications with the Company's counsel in connection with any such matter and appearing at the Company's request (and without a subpoena) to be deposed or to give testimony.
13.Non-Solicitation of Company Employees. The Company has expended and continues to expend significant time and expense in recruiting and training its employees and the loss of employees would cause significant and irreparable harm to the Company. Accordingly, by accepting a Parent-Based Award subject to the Plan and these Provisions, you agree that for one year beginning on the date your employment terminates (regardless of the reason) (the “Restricted Period”), you will not (directly or indirectly) hire, solicit for hire, or assist others in hiring or soliciting for hire, any employee of the Company or its subsidiaries (“Company Employees”). This provision shall not prohibit you or a future employer of yours from hiring, soliciting for hire, or assisting others in hiring or soliciting for hire, any Company Employee who: (1) responds to a general solicitation or advertisement that is not directed to Company Employees or (2) is referred to your future employer by a search firm, employment agency, or similar organization without any assistance, input, or involvement by you.
14.Non-Solicitation of Company Customers, Distributors, or Agents. The Company has expended and continues to expend significant time and expense in developing relationships and related goodwill with its customers, distributors, and agents; and the loss of these relationships (or any associated business) would cause significant and irreparable harm to the Company. Accordingly, by accepting a Parent-Based Award subject to the Plan and these provisions, you agree that, during the Restricted Period, you will not — whether on your own behalf or on behalf of or in conjunction with any person or entity — directly or indirectly solicit or accept any business of the type conducted by the Company as of your termination date from any person or entity that was either (1) a customer, distributor, or agent of the Company as of that date or (2) a prospective customer, distributor, or agent contacted, called upon, or serviced by the Company during the twelve months before your termination date, or induce, promote, facilitate, or otherwise contribute to the solicitation of such customers, distributors, or agents or prospective customers, distributors, or agents. You further agree that, during the Restricted Period, you will not communicate for business purposes with any person or entity that was either (1) a customer, distributor, or agent of the Company as of your termination date or (2) a prospective customer, distributor, or agent contacted, called upon, or serviced by the Company during the twelve months before your termination date. This Section 14 shall not apply if you worked in, or were a resident of, the state of California when your employment terminated.
15.Confidential Information. The Company has expended and continues to expend considerable time and resources developing its Confidential Information; and this information is of great competitive importance and commercial value to the Company. The improper use or disclosure of the Company’s Confidential Information would cause significant and irreparable harm to the Company. Accordingly, by accepting a Parent-Based Award subject to the Plan and these provisions, you agree to permanently maintain the confidentiality of the Company’s “Confidential Information.” Confidential Information includes, but is not limited to, all information not generally known to the public (in spoken, printed, electronic, or any other form or medium) relating to the Company’s: business (including without limitation, business plans and strategies, financial information, customer or prospective customer information, agent or prospective agent information, distributor or prospective distributor information, marketing plans, terms of agreements, etc.), technologies (including without limitation, computer software, databases, web design, technical drawings, designs, schematics, algorithms, technical data, research plans, systems, etc.), products (including without limitation, product design, pricing, and development information), transactions or potential transactions, services, trade secrets, know-how, formulas, processes, ideas, inventions (whether or not patentable), training materials, personnel information, attorney-client communications, and third-party relationships. The above list is not exhaustive and Confidential Information includes any other information that should be reasonably understood as the confidential or proprietary information of the Company. Confidential Information includes not only information disclosed by the Company to you, but also information developed or learned by you during the course of your employment with the Company. Information is not confidential, however, if it is available in the public domain through no fault of your own.
16.Recovery of Damages by the Company. You agree that if you were to violate any of Sections 12, 13, 14, and 15 the amount of damages suffered by the Company would be difficult to determine. Therefore, you agree that the Company will be entitled to recover liquidated damages from you equal to the amount of income that you realize under this Parent-Based Award (including all legally required withholdings) (or, if less, the portion thereof determined by the Committee) if the Committee reasonably determines in good faith that you violated any of Sections 12, 13, 14, or 15. All determinations under this Section shall be made by the Committee, acting reasonably and in good faith, and its determinations shall be final, binding and conclusive on you, the Company, and any other person or entity affected thereby. This liquidated damages provision does not relinquish any equitable remedies and other claims for damages that the Company may have. The Company will be entitled to recover costs and expenses, including attorneys’ fees, incurred in enforcing or bringing any action to protect its rights under Sections 12, 13, 14, or 15.

17.Parent-Based Award Subject to the Plan. These Provisions are subject to the Plan as approved by the Board. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
18.Acceptance of Award. If you wish to accept your Parent-Based Award, you must execute a 2021 Long-Term Incentive Plan Awards Acceptance Form, in the manner specified by the Company, which may be in the form of an electronic signature, no later than March 25, 2021.
19.Communications with Government Agencies. Nothing in these Provisions, including, without limitation, Section 12, 15 or 16 hereof, (i) is intended to or will be used in any way to limit your rights to communicate with a government agency, as provided for, protected under or warranted by applicable law or (ii) limits your right to receive an award from the government for information provided to any government agency. You may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.
Questions regarding a Parent-Based Award subject to the Plan and requests for additional information about these Provisions, the Plan or the Committee should be directed to Rachel Goodson, Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202 (e-mail: Rachel.Goodson@Protective.com). The Plan, these Provisions and your Award Letter contain the formal terms and conditions of your Award, and you should retain them for future reference. You may obtain a copy of the Plan by written or email request to Rachel Goodson.